Exhibit 99.1

PRESS RELEASE

CONTACT:

Investors
Mike Smith
719-637-5773
michael.smith@vectrus.com

Media
George Rhynedance
719-637-4182
george.rhynedance@vectrus.com

Vectrus Announces Fourth Quarter and Full-Year Fiscal 2014 Results; Issues 2015 Guidance

•	First full quarter after successful completion of spinoff

•	Recent wins add $975 million to backlog

•	Cash provided by operating activities $43.0 million; free cash flow[1] finished strong at $39.1 million

COLORADO SPRINGS, Colo., March 16, 2015 — Vectrus, Inc. (NYSE:VEC) announced fourth quarter and full year 2014 performance results which included revenue of $285.8 million in the fourth quarter and $1,203.3 million in the full year, operating income of $8.1 million in the fourth quarter and $38.4 million in the full year, cash provided by operating activities $43.0 million and strong free cash flow2 of $39.1 million.

"We are reporting financial results that met our internal expectations and position us well to provide critical functions and support to our customers in challenging areas around the world," said Ken Hunzeker, chief executive officer and president of Vectrus. "With an anticipated robust pipeline of identified new business opportunities and a healthy backlog, we are optimistic about our future and our first full year as an independent company."

Fourth Quarter 2014 Results

•	Revenue $285.8 million

•	Operating income $8.1 million; adjusted operating income[2] $8.6 million

•	Operating margin 2.9 percent; adjusted operating margin[2] 3.0 percent

•	Diluted earnings per share $0.31; adjusted diluted earnings per share[2] $0.33

Exhibit 99.1

Fourth quarter 2014 revenue of $285.8 million declined $41.3 million or 12.6 percent compared to the fourth quarter of 2013. On an adjusted basis, fourth quarter 2014 revenue2 of $285.8 million declined $30.6 million or 9.7 percent compared to the fourth quarter of 2013. We experienced an anticipated $43.0 million decline in revenue compared to the fourth quarter of 2013 for our Afghanistan programs. Programs based in Afghanistan contributed $50.7 million of revenue in the fourth quarter of 2014.

"The expected revenue reductions in Afghanistan were partially offset by a $12.4 million increase in revenue from our     core business" said Hunzeker. "Although the operating environment remains challenging, we are seeing signs of stabilization and expect future growth in our (non-Afghanistan) core business during 2015."

Operating income was $8.1 million or 2.9 percent operating margin in the fourth quarter of 2014, compared to $25.2 million or 7.7 percent in the fourth quarter of 2013. On an adjusted basis, operating income2 was $8.6 million or 3.0 percent operating margin in the fourth quarter of 2014, compared to $25.8 million or 8.2 percent in 2013.

"Our adjusted operating margin2 of 3.0 percent is down 520 bps compared to the prior year, mainly due to lower service requirements on Afghanistan contracts," said Matt Klein chief financial officer at Vectrus. "Our internal operational excellence initiatives and strong performance on recent wins are expected to lead to margin improvements in the future."

Fourth quarter 2014 diluted earnings per share were $0.31 compared to $1.54 in 2013 and adjusted diluted earnings per share² were $0.33 compared to $1.58 in 2013.

Full-Year 2014 Results

•Revenue $1,203.3 million; adjusted revenue2 $1,172.0 million
•Operating income $38.4 million; adjusted operating income2 $50.0 million
•Operating margin 3.2 percent; adjusted operating margin2 4.3 percent
•Diluted earnings per share $2.13; adjusted earnings per share2 $2.80

•	Cash provided by operating activities $43.0 million; free cash flow[2] for the year-ended Dec. 31, 2014, was $39.1 million

•	Adjusted book-to-bill[3] ratio 1.1x; total backlog of $2.9 billion with funded backlog of $814.0 million

Full year revenue of $1,203.3 million declined $308.4 million or 20.4 percent compared to 2013. On an adjusted basis, 2014 revenue2 of $1,172.0 million declined $302.7 million or 20.5 percent compared to the prior year. Programs based in Afghanistan declined $243.0 million for the full year, as a result of lower service level requirements and continued troop withdrawals. Programs based in Afghanistan contributed revenue of $270.1 million in 2014. Middle East programs declined $85.7 million for the full year but have recently seen revenue stability in the third and fourth quarter of 2014. The decrease in revenue in fiscal 2014 compared to fiscal 2013 was partially offset by increased activity in U.S. based programs plus a full year of revenue on the Navy FSET program, which began at the end of 2013. Our recent contract wins are expected to add approximately

Exhibit 99.1

$150.0 million of revenue in 2015, mitigating the previously disclosed and anticipated declines associated with Afghanistan.

Operating income was $38.4 million, or 3.2 percent operating margin for the full year 2014, compared to $131.3 million or 8.7 percent in 2013. On an adjusted basis, operating income2 was $50.0 million or 4.3 percent operating margin for the full year 2014, compared to $129.1 million or 8.8 percent in 2013 due to lower service requirements on Afghanistan contracts and lower revenue on Middle East programs.

Full year 2014 diluted earnings per share were $2.13 compared to $8.06 in 2013 and adjusted diluted earnings per share2 were $2.80 compared to $7.92 in 2013.

The year ended December 31, 2014, cash provided by operating activities was $43.0 million, which is $49.8 million lower when compared to 2013. Free cash flow2 was $39.1 million for the full year 2014, which is $51.2 million lower when compared to the same period in 2013, primarily due to changes in business volume.

"Cash flow finished strong due to solid funding positions on contracts and a consistent focus on collections," said Klein.

For the year ending December 31, 2014, adjusted book-to-bill3 ratio was 1.1x. The Company ended the year with total backlog of $2.9 billion, which excludes the October 2014 award of the Thule Base Maintenance contract.

2015 Guidance
"For 2015 we expect revenue to be in the range of $1.1 to $1.2 billion," said Hunzeker. "Our pipeline is strong, with more than $1 billion of new business proposals submitted and pending potential award, and more than $3 billion in potential new business opportunities identified for 2015. We expect full year adjusted operating margin4 to range from 3.2 percent to 3.6 percent.”

2015 guidance details include:

Revenue	$1,100M	to	$1,200M
Adjusted operating margin[4]	3.2%	to	3.6%
Free cash flow[5]	$15M	to	$19M
Adjusted EPS[6], diluted	$1.76	to	$2.23

The Company notes that forward-looking statements of future performance made in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including those factors set forth in the Safe Harbor Statement below.

Exhibit 99.1

Investor Call
Management representatives will conduct an investor briefing and conference call at 8:00 a.m. Eastern time on Tuesday, March 17, 2015.

U.S.-based participants may dial in to the conference call at 888-359-3627, while international participants may dial 719-325-2420. Passcode for both is 1539968. For all other listeners, a live webcast of the briefing and conference call will be available on the Vectrus Investor Relations website at http://investors.vectrus.com.

A replay of the briefing will be posted on the Vectrus website shortly after completion of the call, and will remain available for one year. A telephonic replay will also be available through March 31, 2015 at 877-870-5176 (domestic) or 858-384-5517 (international) with passcode 1539968.

###

Footnotes:
1 Free cash flow is calculated as Generally Accepted Accounting Principles in the United States of America (GAAP) net cash provided by operating activities less capital expenditures.
2 See “Key Performance Indicators and Non-GAAP Financial Measures.”
3 Adjusted book-to-bill is the amount of adjusted funded orders divided by adjusted revenue for the period.
4 See “Key Performance Indicators and Non-GAAP Financial Measures.” Full year 2015 adjusted operating margin guidance excludes the pretax impact of separation costs incurred to become a stand-alone public company in the amount of $500K.
5Full-year 2015 free cash flow guidance is GAAP net cash provided by operating activities less estimated capital expenditures of $2M.
6 See “Key Performance Indicators and Non-GAAP Financial Measures.” Full-year 2015 adjusted diluted EPS guidance reflects the impact, net of tax, of separation costs incurred to become a stand-alone public company in the amount of $320K or $.03 per share. The total number of estimated weighted average diluted common shares outstanding is 10.8M at Dec. 31, 2015.

About Vectrus

Vectrus is a leading, global government services company with a history in the services market that dates back more than 50 years. The company provides infrastructure asset management, information technology and network communication services, and logistics and supply chain management services to U.S. government customers around the world. Vectrus is differentiated by operational excellence, superior program performance, a history of long-term customer relationships, and a strong commitment to their mission success. Vectrus is headquartered in Colorado Springs, Colo., and includes more than 5,000 employees spanning 85 locations in 15 countries. In 2014, Vectrus generated sales of $1.2 billion. For more information, visit our website at www.vectrus.com or connect with us on Facebook, Twitter, LinkedIn, and YouTube.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 (the "Act"): Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Act. These forward-looking statements include, but are not limited to, statements about the spin-off of Vectrus, Inc. (the "Company") from Exelis Inc. (The “Separation”), the terms and the effect of the separation, the nature and impact of such a separation, capitalization of the Company, future strategic plans and other statements that describe the Company's business strategy, outlook, objectives, plans, intentions or goals, and any discussion

Exhibit 99.1

of guidance or future operating or financial performance. Whenever used, words such as "may", "will", "likely", "anticipate", "estimate", "expect", "project", "intend", "plan", "believe", "target", "could," "potential," "continue," or similar terminology. These statements are based on the beliefs and assumptions of the management of the company based on information currently available to management. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The company undertakes no obligation to update our forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to: risks and uncertainties relating to the spin-off, including whether the spin-off and related transactions will result in any tax liability, the operational and financial profile of the Company or any of its businesses after giving effect to the spin-off, and the ability of the Company to operate as an independent entity; economic, political and social conditions in the countries in which we conduct our businesses; changes in U.S. or international government defense budgets; protests of new awards; our ability to submit proposals for and/or win all potential opportunities in our pipeline; changes in technology, intellectual property matters, government regulations and compliance therewith, including changes to the Department of Defense procurement process; changes in technology; intellectual property matters; governmental investigations, reviews, audits and cost adjustments; contingencies related to actual or alleged environmental contamination, claims and concerns; delays in completion of the U.S. Government's budget; our success in expanding our geographic footprint or broadening our customer base; our ability to realize the full amounts reflected in our backlog; impairment of goodwill; misconduct of our employees, subcontractors, agents and business partners; our ability to control costs; our level of indebtedness; subcontractor performance; economic and capital markets conditions; ability to retain and recruit qualified personnel; security breaches and other disruptions to our information technology and operations; changes in our tax provisions or exposure to additional income tax liabilities; changes in generally accepted accounting principles; and other factors described in Item 1A – “Risk Factors,” and elsewhere in our Annual Report on Form 10-K and described in our future reports filed with the Securities and Exchange Commission (SEC).

Exhibit 99.1

VECTRUS, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2014	2013	2014	2013
Revenue	$285,765	$327,074	$1,203,269	$1,511,638
Cost of revenue	258,914	282,951	1,084,512	1,297,089
Selling, general and administrative expenses	18,702	18,972	80,340	83,227
Operating income	8,149	25,151	38,417	131,322
Interest (expense) income, net	(1,554)	19	(1,526)	111
Income from continuing operations before income taxes	6,595	25,170	36,891	131,433
Income tax expense	3,264	9,007	14,079	47,041
Net income	$3,331	$16,163	$22,812	$84,392

Earnings Per Share ¹
Basic	$0.32	$1.54	$2.18	$8.06
Diluted	$0.31	$1.54	$2.13	$8.06
Weighted average common shares outstanding - basic	10,480	10,474	10,476	10,474
Weighted average common shares outstanding - diluted	10,696	10,474	10,692	10,474

¹ For periods ended September 27, 2014 and prior, basic and diluted earnings per share are computed using the number of shares of Vectrus common stock outstanding on September 27, 2014, the date on which the Vectrus common stock was distributed to the shareholders of Exelis Inc.

Exhibit 99.1

VECTRUS, INC.
CONSOLIDATED AND COMBINED BALANCE SHEETS

	December 31,
(in thousands, except share information)	2014	2013
Assets
Current assets
Cash	$42,823	$10,446
Receivables	202,732	227,534
Costs incurred in excess of billings	7,112	6,199
Other current assets	10,883	10,883
Total current assets	263,550	255,062
Plant, property and equipment, net	8,920	9,239
Goodwill	216,930	222,460
Long-term debt issuance costs, net	3,516	—
Other non-current assets	6,575	2,403
Total non-current assets	235,941	234,102
Total Assets	$499,491	$489,164
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	114,487	109,701
Billings in excess of costs	5,806	12,706
Compensation and other employee benefits	36,580	51,026
Deferred tax liability	25,414	24,667
Short-term debt	11,375	—
Other accrued liabilities	37,073	10,086
Total current liabilities	230,735	208,186
Long-term debt	126,000	—
Deferred tax liability	75,337	74,535
Other non-current liabilities	13,544	15,111
Total non-current liabilities	214,881	89,646
Total liabilities	445,616	297,832
Commitments and contingencies
Shareholders' Equity
Preferred stock; $0.01 par value; 10,000,000 shares authorized; No shares issued and outstanding	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; 10,484,974 shares issued and outstanding	105	—
Additional paid in capital	52,967	—
Retained earnings	3,331	—
Parent company equity	—	192,218
Accumulated other comprehensive loss	(2,528)	(886)
Total shareholders' equity	53,875	191,332
Total Liabilities and Shareholders' Equity	$499,491	$489,164

Exhibit 99.1

VECTRUS, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2014	2013
Operating activities
Net income	22,812	84,392
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	2,149	2,631
Loss on disposal of property plant & equipment	103	40
Stock-based compensation	2,324	—
Amortization of debt issuance costs	185	—
Changes in assets and liabilities:
Change in receivables	21,608	101,549
Change in other assets	(1,329)	(3,770)
Change in accounts payable	6,169	(51,049)
Change in billings in excess of costs	(5,266)	(289)
Change in deferred taxes	11,282	(15,888)
Compensation and other employee benefits	(13,245)	(20,053)
Change in other liabilities	(3,813)	(4,771)
Net cash provided by operating activities	42,979	92,792
Investing activities
Purchases of capital expenditures	(3,847)	(2,429)
Proceeds from the disposition of assets	497	—
Net cash used in investing activities	(3,350)	(2,429)
Financing activities
Repayments of long-term debt	(2,625)	—
Cash distribution to subsidiary of Exelis	(136,281)	—
Proceeds from issuance of long-term debt	140,000	—
Payment of debt issuance costs	(3,701)	—
Payment of employee withholding taxes on share-based compensation	(229)	—
Working capital adjustment payment from Exelis	2,600	—
Transfer to Parent, net	(6,371)	(94,924)
Net cash used in financing activities	(6,607)	(94,924)
Exchange rate effect on cash	(645)	607
Net change in cash	32,377	(3,954)
Cash-beginning of year	10,446	14,400
Cash-end of year	42,823	10,446
Supplemental Disclosure of Cash Flow Information:
Interest paid	$1,201	$—
Income taxes paid	$2,667	$—
Non-cash investing activities:
Purchase of capital expenditures on account	$92	$277

Exhibit 99.1

Key Performance Indicators and Non-GAAP Financial Measures

The primary financial performance measures Vectrus uses to manage its business and monitor results of operations are revenue trends and operating income trends. In addition, we consider adjusted revenue, adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, and free cash flow, to be useful to management and investors in evaluating our operating performance for the periods presented, and to provide a tool for evaluating our ongoing operations. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives.
Adjusted revenue, adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, and free cash flow, however, are not measures of financial performance under generally accepted accounting principles in the United States of America (GAAP) and should not be considered a substitute for revenue, operating income, net income, diluted earnings per share, or net cash provided by operating activities as determined in accordance with GAAP. Reconciliations of adjusted revenue, adjusted operating income, adjusted net income, adjusted diluted earnings per share, and free cash flow are provided below.
“Adjusted revenue” is defined as revenue adjusted to exclude the TARS program revenue which has been retained by Exelis.
“Adjusted operating income” is defined as net income, adjusted to exclude income taxes, interest expense, TARS program operating income, and separation costs incurred to become a public company.
“Adjusted operating margin” is defined as net income, adjusted to exclude income taxes, interest expense, TARS program operating income, and separation costs incurred to become a public company, divided by adjusted revenue.
"Adjusted net income" is defined as net income, adjusted to exclude TARS program operating income and separation costs incurred to become a public company, net of taxes.
"Adjusted diluted earnings per share" is defined as net income, adjusted to exclude TARS program operating income and separation costs incurred to become a public company, net of taxes divided by the weighted average diluted common shares outstanding.
“Free cash flow” is defined as GAAP net cash provided by operating activities less capital expenditures.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)
Adjusted Revenue (Non-GAAP Measure)	2014	2013	2014	2013
Revenue	$285,765	$327,074	$1,203,269	$1,511,638
TARS revenue ¹	—	(10,724)	(31,315)	(37,018)
Adjusted revenue	$285,765	$316,350	$1,171,954	$1,474,620

¹ TARS program historical revenue, which has been retained by Exelis

Exhibit 99.1

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
Adjusted Operating Income (Non-GAAP Measure)	2014	2013	2014	2013
Net income	$3,331	$16,163	$22,812	$84,392
Income taxes	3,264	9,007	14,079	47,041
Interest income (expense)	(1,554)	19	(1,526)	111
Operating income	8,149	25,151	38,417	131,322
Operating margin	2.9%	7.7%	3.2%	8.7%
TARS operating income ¹ (pretax)	(116)	(30)	(1,623)	(2,909)
Separation costs ² (pretax)	566	705	13,237	705
Adjusted operating income	$8,599	$25,826	$50,031	$129,118
Adjusted operating margin	3.0%	8.2%	4.3%	8.8%

¹ TARS program historical operating income, which has been retained by Exelis.
² Costs incurred to become a stand-alone public company

(In thousands, except for share and per share data)	Three Months Ended December 31,		Year Ended December 31,
Adjusted Diluted Earnings Per Share	2014	2013	2014	2013
Net income	$3,331	$16,163	$22,812	$84,392
TARS operating income ¹ (pretax)	(116)	(30)	(1,623)	(2,909)
Separation costs ² (pretax)	566	705	13,237	705
Tax impact of adjustments	(223)	(242)	(4,437)	789
Adjusted net income	$3,558	$16,596	$29,989	$82,977
GAAP EPS - diluted	$0.31	$1.54	$2.13	$8.06
Adjusted EPS - diluted	$0.33	$1.58	$2.80	$7.92

Weighted average common shares outstanding - diluted	10,696,260	10,474,268	10,691,703	10,474,268

(In thousands)	Year Ended December 31,
Free Cash Flow (Non-GAAP Measure)	2014	2013
Net cash provided by operating activities	$42,979	$92,792
Subtract:
Capital expenditures	(3,847)	(2,429)
Free cash flow	$39,132	$90,363

Exhibit 99.1

SUPPLEMENTAL INFORMATION

	Year Ended December 31,
(In thousands)	2014		2013
Military branch	Revenue	% of Total	Revenue	% of Total
Army	$1,054,408	88%	$1,391,402	92%
Navy	26,163	2%	3,333	—%
Air Force	87,799	7%	78,669	5%
Marines	3,648	—%	426	—%
Other U.S Government¹	31,251	3%	37,808	3%
Total Revenue	$1,203,269		$1,511,638

¹ TARS program, which was retained by Exelis

	Year Ended December 31,
(in thousands)	2014		2013
Contract type	Revenue	% of Total	Revenue	% of Total
Firm-Fixed-Price	293,598	24%	421,853	28%
Cost-Plus and Cost Reimbursable ¹	909,671	76%	1,089,785	72%
Total Revenue	1,203,269		1,511,638

¹ Includes time and material contracts

	Year Ended December 31,
(In thousands)	2014		2013
Contract Relationship	Revenue	% of Total	Revenue	% of Total
Prime Contractor	1,036,717	86%	1,289,851	85%
Sub Contractor	166,552	14%	221,787	15%
Total Revenue	1,203,269		1,511,638

Source: Vectrus, Inc.